Exhibit 99.1

  Alaska Communications Systems Reports Second Quarter 2007 Results

     - Revenue Increased 9.6% to $93.2 Million Compared to Second
                            Quarter 2006 -

           - Wireless Revenue Rose 23.7% to $33.3 Million -

    - Cash Provided by Operating Activities Reached $18.8 Million -

    - EBITDA of $32.4 Million Grew 7.4% over Second Quarter 2006 -

    ANCHORAGE, Alaska--(BUSINESS WIRE)--July 26, 2007--Alaska
Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its second quarter and six months ended June 30, 2007.

    "Our second quarter results continue to demonstrate the strength of our business strategy and execution," said Liane Pelletier, ACS president and chief executive officer. "The ACS strategy maximizes cash flow by capturing profitable growth in the strategic telecom segments, and enhances margins overall even as certain areas of the telecom market face structural decline. The strategy drives towards a wireless-centric consumer base and a data-centric business base. As of Q2 2007, nearly half of the company's EBITDA was derived from wireless -- driven primarily by the consumer segment -- and Internet revenues were up 27% -- driven primarily by the enterprise segment."

    "With this strategy, our sales focus increasingly targets segments and accounts that will deliver meaningful long-term value for the company. Since Q1, we won a number of key high-end enterprise accounts, we delivered strong wireless growth and we more selectively approached the wireline mass market, capitalizing on lessons learned about the tenure and profitability of certain consumer segments. This kind of operational and market focus underpins the steady increase in EBITDA," Pelletier continued.

    Financial Highlights: Second Quarter 2007 Compared to Second
Quarter 2006

    -- Revenues were $93.2 million, a 9.6 percent increase over second quarter 2006 revenues of $85.1 million.

    -- Operating income increased 18.6 percent to $14.4 million compared to the second quarter 2006 operating income of $12.2 million.

    -- The company posted net income of $7.1 million, or $0.16 per diluted share, compared to $0.31 per diluted share during the second quarter 2006. Second quarter 2006 earnings are inclusive of non-recurring gains of $6.7 million from the liquidation of Rural Telephone Bank (RTB) class C stock that settled in April 2006 and $2.0 million from the Crest terrestrial asset purchase.

    -- Net cash provided by operating activities decreased to $18.8 million, or 17.1 percent, compared to $22.7 million of net cash in the same period a year ago. The reduction in operating cash flow was in line with expectations following the settlement of certain network access reserve and 2006 incentive compensation balances. Prior year cash flow also benefited from a non-recurring gain of $2.0 million.

    -- EBITDA was $32.4 million, an increase of 7.4 percent, compared to $30.1 million for the year ago period.

    David Wilson, ACS senior vice president and chief financial officer, said, "Wireless revenues continue to ramp, growing 24 percent from a year ago to $33.3 million, driven by a 15 percent increase in average subscribers and a 9 percent increase in average revenue per user, or ARPU. Wireline revenues grew by 3 percent from a year ago to $59.9 million, driven primarily by Internet and long distance. Revenues earned from retail local access lines remains a key component of wireline revenue and while the number of retail local access lines declined by 2.7 percent over the prior year, this decline was offset by a corresponding 2.7 percent increase in ARPU driven by upselling activities and improved subscriber mix."

    "Our liquidity position continued to improve in the quarter with cash, restricted cash and investment balances increasing $3.1 million sequentially to $40.8 million. Major investments and uses of cash in the quarter included capital expenditures of $13.5 million, comprising $10.0 million in maintenance capital and $3.5 million in growth capital expenditures, and $9.2 million in dividend payments," concluded Wilson.

    Metric Highlights: Second Quarter 2007 Compared to First Quarter
2007

    -- Retail relationships grew for the 13th consecutive quarter, increasing by approximately 1,700 during Q2 to over 452,000.

    -- Increased wireless subscribers by 3.2 percent, or over 4,400, bringing the total to approximately 142,000.

    -- Average wireless monthly churn of 1.4 percent was unchanged from the prior quarter.

    -- Increased wireless ARPU, now $61.62, up from $60.60 in Q1, inclusive of CETC revenue of $9.92 and $10.26, respectively.

    -- DSL lines increased by 200 to approximately 45,700, reflective of second quarter sales focus.

    --  Retail local access lines declined by 1.1 percent to 192,000.

    -- Recorded approximately 238,600 total local access lines. Total local access lines decreased by approximately 7,300 or 3.0 percent, driven primarily by resale and UNE access lines leaving the network.

    Six Months Financial Review

    For the six months ended June 30, 2007, total revenues were $183.8 million, which represented a 9.6 percent increase over revenues of $167.7 million for the same period last year. Net income for the six months ended June 30, 2007, was $14.6 million, or $0.33 per diluted share, compared to net income of $5.1 million, or $0.12 per share, in the same period in 2006. Net cash provided by operating activities for the first half of 2007 was $46.6 million, as compared to $37.9 million in the same period in 2006. EBITDA for the six months ended June 30, 2007 was $64.8 million, an increase of 11.0 percent from $58.4 million in the same period last year.

    2007 Business Outlook

    Reaffirming guidance for the full-year 2007, revenues are expected to be in the range of $360 million to $370 million, and EBITDA is expected to be in the range of $120 million to $124 million, exclusive of stock-based compensation. For the year 2007, net cash interest expense is expected to be approximately $27 million.

    ACS has also reaffirmed 2006 capital expenditure guidance to be approximately $46 million, comprised of maintenance capital expenditures of approximately $37 million and growth capital expenditures of approximately $9 million. The guidance presented is exclusive of ACS' strategic investment.

    Strategic Investment

    "Our work continues on the strategic investment in fiber between Alaska and the Pacific Northwest, positioning ACS to more effectively compete for carrier, enterprise and government demand; to satisfy growing bandwidth needs; and to position ACS to capture favorable macroeconomic trends in Alaska," said Pelletier. "Our project plans have met with tremendous market enthusiasm for a diverse route and an additional supplier, and the business case has clearly been reinforced. As a result, the project options have expanded and we will screen them to select the one that delivers the best long-term value for the company, consistent with our dividend policy and target capital structure objectives."

    Conference Call

    The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss first quarter results. For parties in the United States and Canada, call 866-250-2351 to access the earnings call. Parties outside the United States and Canada can access the call at 303-262-2139.

    The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, July 30, 2007 at midnight ET. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11093306. Parties outside the United States and Canada should call 303-590-3000 and enter pass code 11093306.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Forward-Looking EBITDA Guidance

    This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2007. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

    Forward-Looking Statements

    This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, whether the company undertakes the strategic investment described above as well as the company's ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from this strategic investment. The company cannot assure you that the strategic investment, if made, will generate sufficient revenue at acceptable cost. Other factors are, without limitation, fluctuations in wireless revenue, including roaming revenue; changes in company's relationships with its roaming partners; increased competition, including from national wireless and local wireline facilities-based competitors; changes in revenue from Universal Service Funds; changes in capital expenditures, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; regulatory limitations on the company's ability to change its pricing or bundle its communications services or other public policy changes; the continued availability of financing necessary to support future business; changes in accounting policies or practices; changes in the demand for the company's products and services; rapid technological developments in the telecommunications industry; changes in interest rates or other general national, regional or local economic conditions, including changes in tourism in Alaska. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 2006 and on Form 10-Q for the quarter ended March 31, 2007. Copies of the company's SEC filings may be obtained by contacting its investor relations department at 907-564-7556 or by visiting its investor relations website at www.alsk.com.

    - Tables Follow -



                                                            Schedule 1

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
         (Unaudited, in Thousands, Except per Share Amounts)



                                    Three Months    Six Months Ended
                                         Ended
                                       June 30,         June 30,
                                   -----------------------------------
                                     2007    2006     2007     2006
                                   -----------------------------------
Operating revenues:
  Wireline                         $59,906 $58,125  $118,737 $116,259
  Wireless                          33,326  26,946    65,068   51,454
                                   -----------------------------------
     Total operating revenues       93,232  85,071   183,805  167,713

Operating expenses:
  Wireline (exclusive of
   depreciation and amortization)   44,516  41,537    88,365   83,642
  Wireless (exclusive of
   depreciation and amortization)   17,839  14,931    33,699   28,745
  Depreciation and amortization     16,408  16,034    32,696   33,131
  Loss on disposal of assets, net       21     383        24    1,105
                                   -----------------------------------
     Total operating expenses       78,784  72,885   154,784  146,623
                                   -----------------------------------

Operating income                    14,448  12,186    29,021   21,090

Other income and expense:
  Interest expense                  (7,715) (7,643)  (15,325) (15,617)
  Loss on extinguishment of debt         -       -         -   (9,650)
  Interest income                      506     402     1,035      794
  Other                                (72)  8,561         8    8,517
                                   -----------------------------------
     Total other income and expense (7,281)  1,320   (14,282) (15,956)
                                   -----------------------------------

Income before income tax expense     7,167  13,506    14,739    5,134

  Income tax expense                   (98)      -      (105)       -
                                   -----------------------------------

Net income                         $ 7,069 $13,506  $ 14,634 $  5,134
                                   ===================================

Net income per share:
  Basic                            $  0.17 $  0.32  $   0.34 $   0.12
                                   ===================================
  Diluted                          $  0.16 $  0.31  $   0.33 $   0.12
                                   ===================================

Weighted average shares
 outstanding:
  Basic                             42,747  41,989    42,566   41,891
                                   -----------------------------------
  Diluted                           44,145  43,342    44,061   43,164
                                   -----------------------------------




                                                            Schedule 2

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
               (In Thousands Except Per Share Amounts)


                                                 Unaudited
                                                 June 30,   December
                                                               31,
                     Assets                        2007       2006
                                                ----------------------
Current assets:
   Cash and cash equivalents                    $   38,275 $   36,860
   Restricted cash                                   2,559      1,700
   Accounts receivable-trade, net of allowance
    of $8,467 and $7,434                            40,188     39,801
   Materials and supplies                           10,073      7,977
   Prepayments and other current assets              4,090      3,514
                                                ----------------------
      Total current assets                          95,185     89,852

Property, plant and equipment                    1,184,583  1,164,450
Less: accumulated depreciation and amortization    796,559    767,907
                                                ----------------------
   Property, plant and equipment, net              388,024    396,543

Goodwill                                            38,403     38,403
Intangible Assets                                   21,604     21,604
Debt issuance costs                                  8,494      9,437
Deferred charges and other assets                    9,885      6,482
                                                ----------------------
Total assets                                    $  561,595 $  562,321
                                                ======================

 Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
   Current portion of long-term obligations     $      977 $    1,025
   Accounts payable-affiliate                            -      2,942
   Accounts payable, accrued and other current
    liabilities                                     61,782     62,307
   Advance billings and customer deposits            9,966     10,667
                                                ----------------------
      Total current liabilities                     72,725     76,941

Long-term obligations, net of current portion      436,664    437,188
Other deferred credits and long-term liabilities    74,730     72,881
                                                ----------------------
Total liabilities                                  584,119    587,010
                                                ----------------------

Stockholders' equity (deficit):
   Common stock, $.01 par value; 145,000
    authorized                                         428        423
   Paid in capital in excess of par value          271,743    288,055
   Accumulated deficit                            (300,099)  (314,733)
   Accumulated other comprehensive income (loss)     5,404      1,566
                                                ----------------------
      Total stockholders' equity (deficit)         (22,524)   (24,689)
                                                ----------------------
Commitments and contingencies
Total liabilities and stockholders' equity
 (deficit)                                      $  561,595 $  562,321
                                                ======================




                                                            Schedule 3

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      (Unaudited, in Thousands)


                                 Three Months Ended Six Months Ended
                                      June 30,          June 30,
                                 -------------------------------------
                                   2007     2006      2007     2006
                                 -------------------------------------

Cash Flows from Operating
 Activities:
   Net income                    $  7,069 $ 13,506  $ 14,634 $  5,134
   Adjustments to reconcile net
    income to net cash provided
    (used) by operating
    activities:
      Depreciation and
       amortization                16,408   16,034    32,696   33,131
      Loss on disposal of assets,
       net                             21      383        24    1,105
      Gain on sale of long-term
       investment                       -   (6,685)     (152)  (6,685)
      Amortization of debt
       issuance costs and
       original issue discount        479      479       952    4,213
      Stock based compensation      1,566    1,647     3,248    3,223
      Other non-cash expenses         263        -       263        -
      Changes in components of
       assets and liabilities:
         Accounts receivable and
          other current assets     (5,499)  (4,959)   (3,059)    (544)
         Accounts payable and
          other current
          liabilities                (971)   2,310    (3,476)   1,772
         Deferred charges and
          other assets                 16      570       162       44
         Other deferred credits      (551)    (617)    1,263   (3,534)
                                 -------------------------------------

   Net cash provided by operating
    activities                     18,801   22,668    46,555   37,859

Cash Flows from Investing
 Activities:
      Investment in construction
       and capital expenditures   (13,544) (12,243)  (23,564) (20,658)
      Change in unsettled
       construction and capital
       expenditures                 6,334    1,040      (808)  (6,279)
      Purchase of short-term
       investments                (18,815) (12,425)  (36,040) (19,925)
      Proceeds from sale of
       short-term investments      18,815   14,425    36,040   30,450
      Proceeds from liquidation
       of long-term investments         -    7,663       162    7,663
      Placement of funds in
       restricted account            (997)       -    (2,979)       -
      Release of funds from
       escrow account                 519      965     2,120      965
                                 -------------------------------------

   Net cash used by investing
    activities                     (7,688)    (575)  (25,069)  (7,784)

Cash Flows from Financing
 Activities:
      Payments of long-term debt     (214)    (193)     (632) (61,463)
      Proceeds from the issuance
       of long-term debt                -        -         -   52,900
      Debt issuance costs               -        -         -   (1,349)
      Payment of cash dividend on
       common stock                (9,184)  (9,020)  (18,283) (17,356)
      Issuance of common stock        874      564    (1,156)     439
                                 -------------------------------------

   Net cash used by financing
    activities                     (8,524)  (8,649)  (20,071) (26,829)

Increase in cash and cash
 equivalents                        2,589   13,444     1,415    3,246

Cash and cash equivalents,
 beginning of period               35,686   18,679    36,860   28,877
                                 -------------------------------------

Cash and cash equivalents, end of
 period                          $ 38,275 $ 32,123  $ 38,275 $ 32,123
                                 =====================================

Supplemental Cash Flow Data:
   Interest paid                 $  7,017 $  6,961  $ 14,285 $ 16,953
   Income taxes paid, net of
    refund                            219        -       353        -

Supplemental Noncash
 Transactions:
   Property acquired under
    capital leases and mortgages $      - $      -  $     51 $      -
   Dividend declared, but not
    paid                               21       28     9,210    9,060




                                                            Schedule 4

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
              SCHEDULE OF WIRELINE REVENUES AND EXPENSES
                      (Unaudited, in Thousands)



                                  Three Months Ended Six Months Ended
                                       June 30,          June 30,
                                  ------------------ -----------------
                                       2007     2006     2007     2006
                                  ------------------ -----------------

Local network service              $ 19,611 $ 20,159 $ 39,442 $ 40,056
Network access                       22,821   22,093   44,558   46,119
Deregulated and other                 5,058    5,234   10,820    9,586
                                  ------------------ -----------------
 Local telephone                     47,490   47,486   94,820   95,761
 Internet                             7,710    6,089   14,782   12,075
 Interexchange                        4,706    4,550    9,135    8,423
                                  ------------------ -----------------
     Total wireline revenue        $ 59,906 $ 58,125 $118,737 $116,259
                                  ================== =================


 Local telephone                   $ 32,198 $ 31,519 $ 64,908 $ 63,628
 Internet                             8,726    6,696   16,659   14,588
 Interexchange                        3,592    3,322    6,798    5,426
                                  ------------------ -----------------
     Total wireline expense (a)    $ 44,516 $ 41,537 $ 88,365 $ 83,642
                                  ================== =================


 (a) Expenses are shown exclusive of depreciation and amortization.




                                                            Schedule 5

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF EBITDA CALCULATION
                      (Unaudited, in Thousands)


                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------ ------------------
                                   2007     2006      2007     2006
                                 ------------------ ------------------

Net cash provided by operating
 activities                      $ 18,801 $ 22,668  $ 46,555 $ 37,859
 Adjustments to reconcile net
  income to net cash (provided)
  used by operating activities:
     Depreciation and
      amortization                (16,408) (16,034)  (32,696) (33,131)
     Loss on disposal of assets,
      net                             (21)    (383)      (24)  (1,105)
     Gain on sale of long-term
      investment                        -    6,685       152    6,685
     Amortization of debt
      issuance costs and original
      issue discount                 (479)    (479)     (952)  (4,213)
     Stock based compensation      (1,566)  (1,647)   (3,248)  (3,223)
     Other non-cash expenses         (263)       -      (263)       -
     Changes in components of
      assets and liabilities:
       Accounts receivable and
        other current assets        5,499    4,959     3,059      544
       Accounts payable and other
        current liabilities           971   (2,310)    3,476   (1,772)
       Deferred charges and other
        assets                        (16)    (570)     (162)     (44)
       Other deferred credits         551      617    (1,263)   3,534
                                 ------------------ ------------------
Net income                       $  7,069 $ 13,506  $ 14,634 $  5,134
 Add (subtract):
     Interest expense               7,715    7,643    15,325   15,617
     Loss on extinguishment of
      debt                              -        -         -    9,650
     Interest income                 (506)    (402)   (1,035)    (794)
     Depreciation and
      amortization                 16,408   16,034    32,696   33,131
     Loss on disposal of assets,
      net                              21      383        24    1,105
     Gain on Crest asset purchase       -   (1,979)        -   (1,979)
     Gain on sale of long-term
      investments                       -   (6,685)     (152)  (6,685)
     Income tax expense                98        -       105        -
     Stock based compensation       1,566    1,647     3,248    3,223
                                 ------------------ ------------------
         EBITDA                  $ 32,371 $ 30,147  $ 64,845 $ 58,402
                                 ================== ==================


Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net gain before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.




                                                            Schedule 6

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                ALLOCATION OF STOCK BASED COMPENSATION
                      (Unaudited, in Thousands)




                                          Three Months Ended
                                             June 30, 2007
                                 -------------------------------------
                                     As     Stock Based     Adjusted
                                   reported  Compensation
                                     on
                                   Schedule
                                      1
                                 -------------------------------------

Operating expenses:
   Wireline (exclusive of
    depreciation and
    amortization)                  $ 44,516      $ (1,417)$ 43,099
   Wireless (exclusive of
    depreciation and
    amortization)                    17,839          (149)  17,690
   Depreciation and amortization     16,408             -   16,408
   Loss on disposal of assets,
    net                                  21             -       21
                                 ---------------------------------
      Total operating expenses     $ 78,784      $ (1,566)$ 77,218
                                 =================================


                                           Six Months Ended
                                             June 30, 2007
                                 -------------------------------------
                                     As     Stock Based     Adjusted
                                   reported  Compensation
                                     on
                                   Schedule
                                      1
                                 -------------------------------------

Operating expenses:
   Wireline (exclusive of
    depreciation and
    amortization)                  $ 88,365      $ (2,924)$ 85,441
   Wireless (exclusive of
    depreciation and

    amortization)                    33,699          (324)  33,375
   Depreciation and amortization     32,696             -   32,696
   Loss on disposal of assets,
    net                                  24             -       24
                                 ---------------------------------
      Total operating expenses     $154,784      $ (3,248)$151,536
                                 =================================





                                          Three Months Ended
                                             June 30, 2006
                                 -------------------------------------
                                     As     Stock Based     Adjusted
                                   reported  Compensation
                                     on
                                   Schedule
                                      1
                                 -------------------------------------

Operating expenses:
   Wireline (exclusive of
    depreciation and
    amortization)                  $ 41,537      $ (1,489)    $ 40,048
   Wireless (exclusive of
    depreciation and
    amortization)                    14,931          (158)      14,773
   Depreciation and amortization     16,034             -       16,034
   Loss on disposal of assets,
    net                                 383             -          383
                                 -------------------------------------
      Total operating expenses     $ 72,885      $ (1,647)    $ 71,238
                                 =====================================


                                           Six Months Ended
                                             June 30, 2006
                                 -------------------------------------
                                     As     Stock Based     Adjusted
                                   reported  Compensation
                                     on
                                   Schedule
                                      1
                                 -------------------------------------

Operating expenses:
   Wireline (exclusive of
    depreciation and
    amortization)                  $ 83,642      $ (2,915)    $ 80,727
   Wireless (exclusive of
    depreciation and
    amortization)                    28,745          (308)      28,437
   Depreciation and amortization     33,131             -       33,131
   Loss on disposal of assets,
    net                               1,105             -        1,105
                                 -------------------------------------
      Total operating expenses     $146,623      $ (3,223)    $143,400
                                 =====================================





The balances reported on Schedule 1 - Statement of Operations, include the company's adoption of FAS 123R Accounting for Stock-Based
 Compensation. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without these non-cash charges.




                                                            Schedule 7

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                INVESTMENT IN CONSTRUCTION AND CAPITAL
                      (Unaudited, in Thousands)


                                  Three     Three      Six      Six
                                  Months    Months    Months   Months
                                   Ended     Ended     Ended    Ended
                                 June 30,  June 30,  June 30, June 30,
                                   2007      2006      2007     2006
                                -------------------- -----------------

Cash outlay for construction and
 capital expenditures           $   13,544 $  12,243  $ 23,564 $20,658

Non-cash capital lease                   -         -        51       -
                                -------------------- -----------------

Investment in construction and
 capital                        $   13,544 $  12,243  $ 23,615 $20,658
                                ==================== =================

  Growth                             3,494     6,650     5,354  10,716

  Maintenance and other             10,050     5,593    18,261   9,942
                                -------------------- -----------------

Investment in construction and
 capital                        $   13,544 $  12,243  $ 23,615 $20,658
                                ==================== =================




                                                           Schedule 8A

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)



                                          June 30, March 31, June 30,
                                            2007      2007     2006
                                          ----------------------------

Local telephone:
    Retail access lines                    191,767   193,851  197,031
    Resale access lines                      9,989    10,573   12,504
    UNE lines                               36,822    41,453   53,231
                                          ----------------------------
    Total local telephone access lines     238,578   245,877  262,766
                                          ============================

    Average local telephone access lines
     for the quarter                       242,228   249,272  264,124
    Average monthly local telephone
     revenue per line for the quarter     $  65.35 $   63.29 $  59.93
    Quarterly growth rate in local
     telephone access lines                   -3.0%     -2.7%    -1.0%

Wireless:
    Covered population                     556,118   542,193  533,930

    Post-paid wireless subscribers         132,062   128,247  115,770
         Average post-paid wireless
          subscribers                      130,155   126,656  113,474

         Average monthly churn for the
          quarter (b)                          1.3%      1.3%     1.2%

         Average monthly revenue per
          subscriber for the quarter (c)  $  64.11 $   63.11 $  58.85

    Prepaid wireless subscribers             7,322     6,452    4,540
    Resale wireless subscribers              2,539     2,812    3,582

    Total wireless subscribers             141,923   137,511  123,892
         Average subscribers for the
          quarter                          139,717   135,750  121,516

         Average monthly churn for the
          quarter (b)                          1.4%      1.4%     1.4%

         Penetration                          25.5%     25.4%    23.2%

         Average monthly revenue per
          subscriber for the quarter (c)  $  61.62 $   60.60 $  56.51

Long Distance:
    Long distance subscribers               64,684    65,043   60,556
    Average subscribers for the quarter 64,864 64,519 59,554 Average monthly revenue per subscriber
     for the quarter                      $  24.18 $   22.88 $  25.47

Internet:
    DSL subscribers                         45,670    45,448   39,982
    Dial-up subscribers                     10,968    11,728   14,738
                                          ----------------------------
     Total Internet subscribers             56,638    57,176   54,720
                                          ============================

    Average subscribers for the quarter     56,907    56,917   54,373
    Average monthly DSL & dial-up revenue
     per subscriber for the quarter       $  29.53 $   29.01 $  29.09



(b) Prior year churn has been restated to negate the gross up of installs and disconnects that were caused by certain account changes. In prior periods, June 30, 2006 churn was reported at 1.6% and 1.7% for post-paid and total subscribers, respectively.

(c) CETC added $10.44 and $10.76 to postpaid wireless ARPU in the second and first quarters of 2007, respectively and $9.66 in the second quarter of 2006. CETC added $9.92 and $10.26 to total wireless ARPU in the second and first quarters of 2007, respectively and $9.32 in the second quarter of 2006.




                                                           Schedule 8B

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)



                                          June 30, March 31,
                                                               Net
                                            2007      2007    Movement
                                         -----------------------------
Wireline retail relationships

 Local telephone retail access lines        191,767   193,851  (2,084)
 Interexchange subscribers                   64,684    65,043    (359)
 Internet subscribers                        56,638    57,176    (538)
                                         -----------------------------
                                            313,089   316,070  (2,981)
Wireless retail relationships

 Post-paid wireless subscribers             132,062   128,247   3,815
 Prepaid wireless subscribers                 7,322     6,452     870
                                         -----------------------------
                                            139,384   134,699   4,685
                                         -----------------------------

  Total retail relationships                452,473   450,769   1,704
                                         =============================

    CONTACT: Alaska Communications Systems
             Director, Corporate Communications
             Mary Gasperlin, 907-297-3000 (Media)
             mary.gasperlin@acsalaska.com
             or
             Investor Relations, 907-564-7556 (Investors) investors@acsalaska.com